Exhibit 99.2

FIRST AMENDMENT TO

KAVIZA INC.

AMENDED AND RESTATED

2008 STOCK INCENTIVE PLAN

THIS FIRST AMENDMENT TO KAVIZA INC. AMENDED AND RESTASTED 2088 STOCK INCENTIVE PLAN (the “Plan Amendment”) is made by Kaviza Inc., a Delaware corporation (the “Company”) for the purpose of amending the Company’s Amended and Restated 2008 Stock Incentive Plan (as amended and in effect, the “Plan”). All capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

WHEREAS, the Company desires to amend the Plan to provide that under specified circumstances (i) no further option grants may be made under the Plan and (ii) certain outstanding option grants under the Plan shall not be repriced.

NOW THEREFORE, in accordance with Section 18 of the Plan, the Plan is hereby amended as follows:

1.	Amendment to Plan:

(a)	The first sentence of Section 3.1 is hereby deleted and replaced with the following sentence:

“3.1 Except as provided in Section 5.1, unless the Plan shall have been earlier terminated by the Board, Awards may be granted under this Plan at any time in the period commencing on March 24, 2010 and ending immediately prior to the tenth (10th) anniversary of thereof.”

(b)	Section 5.1 of the Plan is hereby amended by adding the following to the last sentence of that Section:

“; provided, however, that from and after the Closing (as defined in that certain Agreement and Plan of Merger by and among inter alia Citrix Systems, Inc. and the Company, dated as of March 25, 2010 (the “Merger Agreement”)), no further Awards shall be granted under the Plan.”

(c)	Section 7.1(a) of the Plan is hereby amended by adding the following as the last sentence of that Section:

“Notwithstanding anything in this Plan to the contrary, from and after the Closing, the exercise price of any outstanding Company Option (as defined in the Merger Agreement) shall not be reduced and no outstanding Company Option may be amended or cancelled for the purpose of repricing, replacing or regranting such Company Option with an exercise price that is less than the original exercise price of such Company Option.”

2.	Except herein above provided, the Plan is hereby ratified, confirmed and approved in all respects.